Exhibit 99.1

December 16, 2004

Mr. Ron McCoy
1847 Homestead Avenue
Atlanta, GA 30306

Dear Ron:

I am delighted to offer you the position of Senior Vice President of Research, Operations and Technology, NetRatings, Inc., (the "Company") reporting to me. In this role you will be part of NetRatings' Senior Leadership Team and have global responsibility for the Company's technology strategy and implementation. This is a regular, full-time, exempt position. The terms of our offer is outlined below.

Base Salary:   $200,000.00 per annum, payable on a semi-monthly basis.
               The base salary may be increased from time to time at the discretion of the Board of Directors.

Incentive:     You will be eligible to participate in the Company's
               Executive bonus plan, which will allow you to achieve up to 45% of your annual income at target. Your bonus shall be paid as bonuses are paid to other Company executives - currently March
               15th of each year.

Common Stock:  Subject to the acceptance of our offer, it is
               NetRatings' intention to issue you Stock Options for 100,000 shares of NetRatings Common Stock pursuant to NetRatings 1998 Stock Option Plan based on Board Approval. The purchase price will be determined by the price on the close of business of the last trading day of the month in which your employment with NetRatings begins. Your vesting period will begin on the last day of the first month of your employment. The options vest over a four-year period with the first 25% vesting at the end of the first year of employment. Subsequent to the first year of employment, the remaining options vest on a monthly basis at a rate of 1/36th per month.

               Subject to the acceptance of our offer, it is NetRatings' intention to issue you 50,000 shares of Restricted Stock of NetRatings pursuant to a Restricted Stock Purchase Agreement. The restricted stock will vest annually over a three-year period and you will own one-third of the shares at the end of your first year of employment; one-third at the end of the second year of employment; and the remaining one-third at the end of your third year of employment. Your vesting period will begin on the last day of the first month of your employment.

               In conjunction with your one-year service anniversary it is NetRatings' intention to issue you an additional 25,000 shares of Restricted Stock of NetRatings. A three-year vesting period will apply. Subsequently, you will be eligible for stock options and/or restricted stock grants in accordance with the Company's policies.

Insurance
Benefits:      As a full-time, salaried employee of NetRatings,
               you will be eligible for a full range of benefits including
               Company paid medical, dental, vision, life, AD&D and long term disability insurance. Your dependents will be eligible for coverage under the Company's medical, dental and vision insurance plans. NetRatings currently contributes 100% of the cost of the monthly insurance premiums for you and your eligible dependents.

At Will
Status: As is standard practice, all employment at the Company is terminable at will. This means that you will be free to end your employment with the Company at any time for any reason or for no reason. Similarly, the Company may end your employment at any time for any reason, with or without cause. This "at will" nature of your employment may not be changed except in writing signed by you and the Company's Chief Executive Officer.

Severance Pay: Subject to the provisions below, if your employment with the Company terminates as a result of an Involuntary Termination you shall be paid six months' of your base salary as in effect as of the date of such termination (with such payments made over the following six months in accordance with normal Company payroll practices).

               (a) If you voluntarily resign from the Company (and such resignation is not an Involuntary Termination) or if the Company terminates your employment for Cause, then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing benefit plans at the time of such termination.

               (b) You shall not be entitled to any of the benefits described in this Section unless and until you, in consideration for such benefits, executes a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any right of you to be indemnified by the Company.

               (c) The following terms referred to in this Agreement shall have the following meanings:

               Cause. "Cause" shall mean: (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in substantial personal enrichment of you; (ii) your conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; (iii) a willful act by you which constitutes misconduct and is injurious to the Company; and (iv) continued willful violations by you of your obligations to the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company's belief that employee has not substantially performed his duties.

               Involuntary Termination. "Involuntary Termination" shall mean (i) without your express written consent, the reduction of your duties which results in a significant diminution of your position or responsibilities with the Company, or the removal of you from your employment position in the Company other than for Cause;
               (ii) without your express written consent, a material reduction by the Company in your total cash compensation as in effect immediately prior to such reduction; or (iii) without your express written consent, a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced.

Because NetRatings proprietary and confidential information are among the company's most important assets, we must ask, as a condition of your employment, that you sign the attached Confidentiality and Assignment of Inventions Agreement and return it along with a signed copy of this as soon as possible. You will also be required to complete an I-9 form that verifies your work eligibility. The Immigration & Naturalization Service requires this form.

Ron, NetRatings has an exciting and challenging opportunity ahead, and we look forward to having you join the organization as we build the Global Leader in Internet Media and Market Research. If you have any questions, please don't hesitate to call me directly at 212-703-5905.

Sincerely,


/s/ William Pulver
---------------------
William Pulver
President and Chief Executive Officer


cc:      Susan Hickey


                                      Accepted by:

                                      /s/ Ron McCoy
                                      -----------------------------
                                      Signature

                                      1/18/05
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                                      Start Date